Statement of Company Policy Securities Trades by Company Personnel

A publicly traded company has many accountabilities. Foremost among these are our obligations with regard to trading of our Company1 stock. The Company has adopted the following Policy Statement both to satisfy the Company's obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.

The Need For A Policy Statement

The purchase or sale of debt or equity or derivative securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (SEC) and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Policy Statement is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). Unless otherwise stated, the obligations and restrictions set forth in this Policy Statement apply to all directors, officers and employees of the Company, as well as to family members, other members of a person’s household and entities controlled by any of the foregoing persons, as described below. We have all worked hard to establish a reputation for integrity and ethical conduct, and we can not afford to have that reputation damaged.

The Consequences

The consequences of an insider trading violation can be severe and result in a prison sentence and civil and criminal fines for individuals who commit the violation, and civil and criminal fines for entities who commit the violation. In addition, the Company can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

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1 “Company,” “we,” or “our” refer to PBF Energy Inc. and all of its subsidiaries and parent entities.

Traders and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

•Disgorgement of any profits gained or losses avoided plus a civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit and up to $25,000,000 for non-natural persons (such as an entity)); and
•A jail term of up to 20 years and/or a bar from serving as an officer or a director of a public company “if the person’s conduct demonstrates unfitness to serve”2.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its “controlling persons,” if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•A civil penalty of up to the greater of $1,000,000 or, three times the profit gained or loss avoided as a result of the employee's violation; and
•A criminal penalty of up to $25,000,000.

Company-Imposed Sanctions. An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Bounties. The SEC is offering bounties to persons who provide information leading to the imposition of the civil penalty.

Statement of Policy
It is the policy of the Company that no director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than as specified herein for certain gifts, for transactions under Company plans or pursuant to a trading plan pre-approved by the General Counsel that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, (b) pass that information on to others within the Company whose jobs do not require them to have that information, or outside the Company, including family and friends, business associates, investors, consultants and expert consulting firms, unless such disclosure is in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, or (c) assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer, employee or consultant of the Company who, in the course of performing work for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.
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2 15 USC § 78u(d)(2)

Small transactions or transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Disclosure of Information To Others. The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. To comply with this requirement, the Company must release material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, until after the Company’s broad public dissemination of such information has occurred. You also may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

Material Nonpublic Information. Material information is any information about the Company that a reasonable investor would consider important in making a decision to buy, hold, or sell securities of the Company. It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt. Any information that could be expected to affect the price of the Company’s securities, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other financial forecasts, including earnings estimates or changes in previously announced earnings estimates;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A change in management;
•Developments in significant litigation or government investigations;
•Development of a significant new product or process;
•Impending bankruptcy or the existence of severe liquidity problems; or
•The gain or loss of a significant customer or supplier.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information Is "Public". Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released. If, for example, the Company were to make an announcement after market open on a Monday, you should not trade in the Company's securities until Thursday. If an announcement were made after market open on a Friday, the following Wednesday generally would be the first eligible trading day.

Transactions by Family Members and Others. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities), and any entities that you influence or control (including any companies, partnerships or trusts). You are responsible for the transactions of these other persons or entities and therefore should make them aware of the need to confer with you before they trade in the Company's securities, and you should treat all such transactions for purposes of this policy and applicable securities laws as if the transactions were for your own account. This insider trading policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled or influenced by, or related to, you or your family members.

Transactions Under Company Plans

The Company’s insider trading policy may apply to transactions in Company common stock under its existing employee plans. It may also apply to new employee plans that include Company stock. Set forth below is a discussion of the types of transactions to which this policy applies.

Equity Incentive Plan. The Company's insider trading policy applies to (i) sale of stock as part of a broker-assisted cashless exercise of an option, (ii) any other market sale for the purpose of generating the cash needed to pay the exercise price or withholding obligation of an equity award, or (iii) any open market sale of vested shares, including to satisfy tax liabilities. This prohibition does not apply to (i) the exercise of stock options issued under the Company’s plans if the exercise price is paid in cash, or through the Company withholding a portion of the shares underlying the options or (ii) the automatic deduction of shares by the Company from your restricted stock or other equity award to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or other equity award.

401(k) Retirement Savings Plan. The Company's insider trading policy applies to certain elections you may be allowed to make under the Savings plan if Company stock were an investment choice, including (a) an election to increase or decrease the percentage of your periodic contributions allocated to a Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of a Company stock fund, (c) an election to borrow money against your Savings plan account if the loan would result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment would result in allocation of loan proceeds to a Company stock fund.

Employee Stock Purchase Plan. This policy does not apply to purchases of Company securities in any Company-sponsored employee stock purchase plan resulting from your periodic contribution of money to any such plan pursuant to the election you made at the time of your enrollment in such plan. This policy also does not apply to purchases of Company securities resulting from lump sum contributions to any such plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company securities purchased pursuant to any such plan.

Dividend Reinvestment Plan. This policy applies to voluntary purchases of Company securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in any such plan or increase your level of participation in any such plan. This policy also applies to your sale of any Company securities purchased pursuant to any such plan. This policy does not apply to purchases of Company securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities.

Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts are not subject to this policy statement, except that officers, directors and other key employees must first pre-clear proposed gifts with the General Counsel and are responsible for timely communicating to the General Counsel the details of such transactions for Section 16 filing purposes, if applicable.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees may not engage in any of the following transactions:

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits directors and certain officers from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Company prohibits you from engaging in such transactions under this Policy Statement.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral.

Post-Termination Transactions

The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company Assistance

Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.

Certifications.

All employees must certify their understanding of and intent to comply with this Policy Statement. Directors, executive officers and other key employees are subject to additional restrictions on their transactions in Company securities, which are described in a separate policy. Directors, executive officers and other key employees should sign the certification associated with that policy in addition to the one associated with this policy.

Effective: April 30, 2024

CERTIFICATION
REGARDING SECURITIES TRADES
BY COMPANY PERSONNEL

I certify that:

1.I have read and understand the Statement of Company Policy regarding Securities Trades by Company Personnel. I understand that the General Counsel is available to answer any questions I have regarding the Statement of Policy.

2.Since the Company’s initial public offering in December 2012, or such shorter period of time that I have been an employee of the Company, I have complied with the Statement of Policy.

3.I will continue to comply with the Statement of Policy (as it may be amended or supplemented from time to time) for as long as I am subject to the policy.

Signature:

Print name:

Work location:

Date:

Please promptly return this certification to your local Human Resources department.